Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

Higher rates than most savings accounts $500 minimum investment 24/7 access to your funds with no additional fees Daily interest automatically reinvested monthly Convenient online enrollment & investment management Additional investments accepted at any time — including direct from payroll RIGHT NOTES.COM | 1-844-556-1485 General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at gm financial.com/right notes. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485. ©2016 General Motors Financial Company, Inc. GM Financial and the GM logo are trademarks of General Motors LLC, used with permission. GM Financial Right Notes’ are more than just an investment for you — they are an investment in us. Right Notes-Rack Card-verE.indd 2 9/7/16 3:39 PM3 INVESTMENTS NOT TIED TO THE STOCK MARKET The valuation of your investment is not tied to the stock market. Interest rates are based on market conditions and are designed to offer a competitive rate. Plus, GM Financial’s senior unsecured debt is rated investment grade. Right Notes are also an unsecured debt obligation. They are not guaranteed by GM Financial and are not insured by the Federal Deposit Insurance Corporation (FDIC) like a bank account. Watch video: http://bit.ly/2mkhmrk 2:10” WE RECENTLY COMPLETED THE PROGRAM ROLL OUT TO MAKE RIGHT NOTES AVAILABLE TO GM FINANCIAL AND GM EMPLOYEES, PLUS GM DEALERS AND RETIREES.”Susan Sheffield EVP and Treasurer Supporting the continued growth of GMFinancial is a strategic priority for GM.In fact, Alan Batey, President of General Motors North America, joined Dan Berce, President and CEO of GM Financial, to help explain the benefits of Right Notes and how we can all benefit from the program. 4 OUR PARENT COMPANY APPROVES1YOU CAN EARN A HIGHER RATE OF RETURN Right Notes is an investment opportunity that allows you to invest money and earn a higher interest rate than most savings accounts. You can make an initial investment with $500 and access your funds whenever you need them.2WE’RE IN GOOD COMPANY It’s not uncommon for large businesses like GM Financial to off err demand note programs to employees. In fact, we’re joining the company of issuers such as CAT Financial, Ford Credit and the former GMAC. Right Notes are offered as a way for GM Financial to expand and diversify its funding sources and provide a competitive investment alternative to investors. Right Notes is a program designed to help your money grow. The program also provides GM Financial with more money to buy loans and leases to help support our business. Right Notes offers different interest rates based on the size of your investment. Also, unlike some investments, you can access your money at any time without fees or penalties. To date, more than $23 million has-been invested. Whether you’re an investment pro or just starting out, it’s not too late to explore the benefit of this unique investment opportunity. Now, let’s take a look under the hood. General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC forth offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485. LEARN MORE AT RIGHT NOTES.COM GM Financial Right Notes’ are more than just an investment for you — they are an investment in us. The program offers convenient way to personally invest while supporting our customers and dealers. DRIVE YOUR FINANCIAL FUTURE Higher rates than most savings accounts$500 minimuminvestment24/7 access to your funds with no additional fees Daily interest automatically reinvested monthly Convenient online enrollment& investment management Additional investments accepted at any time — including direct from payroll R ight Notes-Rack Card-verE.indd 1 9/7/16 3:39 PM32 | GMF 360 SPRING 2017 SPRING 2017 GMF 360 | 33LIFESTYLE: RIGHT NOTES